Exhibit 99.1

PDS Biotech Reports Third Quarter 2023 Financial Results and Provides Business Update

•
Announced 75% of ICI-naive patients alive at 36 months in the NCI-led triple Phase 2 combination trial for advanced HPV16-positive cancer patients; published median overall survival of 7-11 months with FDA approved ICI[1]

•
Announced 2-year overall survival rate of 74% in VERSATILE-002 Phase 2 trial of ICI-naïve HPV16-positive recurrent or metastatic head and neck cancer patients; published 2-year overall survival of less than 30% with FDA approved ICI[1]

•
Announced interim safety and immune response data for Phase 1/2 clinical trial evaluating docetaxel and PDS01ADC in metastatic prostate cancer patients; PSA decline was seen in all 18 patients and 61% of patients had at least a 60% decrease in PSA levels

•	Company to host conference call and webcast today at 8:00 AM EST

PRINCETON, N.J., Nov. 14, 2023 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary T cell activating platforms, today announced its financial results for the quarter ended September 30, 2023. The Company will provide a business update on its conference call and webcast at 8:00 AM EST today.

CEO Comments:
“We are pleased with the outcome of the National Cancer Institute (NCI)-led Phase 2 triple combination trial of PDS0101, PDS01ADC (formerly known as PDS0301) and an investigational immune checkpoint ihnibitor (ICI). The data show that 75% of immune checkpoint inhibitor (ICI)-naïve patients remain alive at three years, and the 12-month overall survival (OS) rate in the ICI-resistant patients is 72%,” said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotech. “Furthermore, the triple combination continues to be well tolerated, with only 4% of patients reported to have Grade 4 treatment-related adverse events.”

He continued, “As the development of our IL12 fused antibody-drug conjugate or ADC, PDS01ADC,  continues to progress, its potential to overcome key safety and efficacy limitations associated with existing cytokine therapy is reinforced. Data presented at Cytokines 2023 marked the first-in-human clinical trial evaluating the combination of docetaxel chemotherapy and PDS01ADC to treat advanced metastatic castration sensitive (mCSPC) and castration resistant prostate cancer (mCRPC). Decreases in prostate-specific antigen (PSA) levels were reported in all patients. In addition, with our lead candidate PDS0101, the interim Phase 2 VERSATILE-002 data presented during our Key Opinion Leader (KOL) roundtable showed a 2-year overall survival rate of 74% in ICI-naïve human papillomavirus (HPV)16- recurrent/metastatic head and neck cancer patients. We are excited about the strides we are making across our pipeline, fueled by our commitment to developing groundbreaking therapies that revolutionize cancer treatments.”

Recent Business Highlights:

PDS0101 Lead Drug Candidate

•
VERSATILE-003: Received feedback from the U.S. Food and Drug Administration (FDA)  regarding the Phase 3 clinical protocol for a randomized, controlled multicenter trial of PDS0101 in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in patients with HPV16-positive recurrent and/or metastatic head and neck cancer. PDS Biotech anticipates initiation of VERSATILE-003 in Q1 2024.

•	VERSATILE-002: Phase 2 open-label, multicenter clinical trial of PDS0101 in combination with KEYTRUDA® in patients with HPV16-positive recurrent and/or metastatic head and neck cancer.
o	Hosted KOL roundtable on interim VERSATILE-002 data and current and future treatments. Highlights from ICI-naïve patients:
■	24-month OS rate of 74%; published 24-month OS less than 30% data with approved ICIs for head and neck cancer.[2]
■	Well tolerated with no patients having Grade 4 or 5 combination treatment-related adverse events. Thirteen percent with Grade 3 combination treatment-related adverse events.
o
Presented biomarker data at European Society for Medical Oncology Congress 2023, highlighting that the combination of PDS0101 and KEYTRUDA® has the potential to promote a TH1 immune response which is known to promote a strong CD8 T cell response. Biomarker data demonstrated that the combination promotes the induction of HPV16-specific multifunctional CD8 T cells.

•
IMMUNOCERV: Phase 2 clinical trial investigating PDS0101 in combination with standard-of-care (SOC) chemoradiotherapy (CRT) in the treatment of locally advanced cervical cancer patients with large tumors over 5 cm in size and/or cancer that has spread to the lymph nodes.

o
Data presented at American Society for Radiation Oncology 2023 Annual Meeting demonstrated PDS0101, in combination with SOC CRT, was associated with a rapid decline in HPV circulating cell-free DNA, a potential predictive biomarker of treatment response.  Ninety-two percent reduction in ctDNA with PDS0101 and SOC and  53% reduction was seen with SOC at 5 weeks.

PDS01ADC (formerly known as PDS0301): IL12 Fused Antibody Drug Conjugate
•
NCI-led Triple Combination: Phase 2 clinical trial for combination therapy of PDS0101, PDS01ADC and an investigational ICI for the treatment of recurrent/metastatic HPV-positive, ICInaïve and ICI-resistant HPV16-positive cancers including anal, cervical, head and neck, vaginal and vulvar cancers.

o	ICI-naïve group:
■	75% of patients remain alive at 36 months; published median OS data in similar patients is 7-11 months.[1] The median OS has not yet been reached.
o	ICI-resistant group:
■	12-month OS rate of 72%.
■	Median OS approximately 20 months; published median OS in HPV-positive ICI-resistant cancer is 3.4 months[3].
o	Responses were seen in all HPV-positive tumor types.
•	NCI-led PDS01ADC + Docetaxel: Phase 1/2, open-label, single-arm trial of PDS01ADC in combination with docetaxel in advanced mCSPC and mCRPC.

o	Presented interim safety and immune response data of the combination in the first clinical trial of an immunocytokine with docetaxel in prostate cancer patients at Cytokines 2023.
o	Decrease in PSA levels was seen in all patients at all three tested doses of PDS01ADC and 61% of patients had at least a 60% decrease in PSA levels.
■	All doses of the combination were well-tolerated with one patient experiencing Grade 4 neutropenia.
•
Presented data from the NCI-led preclinical study evaluating PDS0101, PDS01ADC and an HDAC inhibitor at the Society for Immunotherapy of Cancer’s 38th Annual Meeting, (demonstrating antitumor activity against ICI-resistant cancers.

PDS0202 Universal Flu Candidate
•
Presented data from the preclinical universal flu vaccine program at 9th European Scientific Working Group on Influenza, demonstrating the potential ability of PDS0202 to neutralize multiple influenza viruses.  PDS0202 also demonstrated the ability to prevent viral replication in the lungs of ferrets and provide complete protection after challenge with lethal doses of the H1N1 influenza virus.

Third Quarter 2023 Financial Results
Net loss for the three months ended September 30, 2023 was approximately $10.8 million, or $0.35 per basic share and diluted share, compared to a net loss of approximately $7.4 million, or $0.26 per basic and diluted share, for the three months ended September 30, 2022. The higher net loss reported for the three months ended September 30, 2023 is primarily due to the increase in research and development expenses and general and administrative expenses.

Research and development expenses increased to $6.4 million for the three months ended September 30, 2023 from $4.4 million for the three months ended September 30, 2022. The increase of $2.0 million is primarily attributable to an increase of $1.3 million in clinical trials, and $0.7 million in personnel costs, including $0.3 million in non-cash stock-based compensation.

General and administrative expenses increased to $4.1 million for the three months ended September 30, 2023 from $2.9 million for the three months ended September 30, 2022. The increase of $1.2 million is primarily attributable to an increase of $0.7 million in personnel costs, including $0.5 million in non-cash stock-based compensation, and $0.5 million in investor relations costs.

PDS Biotech’s cash balance as of September 30, 2023 was approximately $54.3 million. PDS Biotech believes that, with initiating the VERSATILE-003 Phase 3 clinical trial in the first quarter of 2024, its available cash resources will sustain operational and research and development endeavors into the third quarter of 2024. PDS Biotech expects to execute its current operational and research and development endeavors by obtaining additional capital, principally through entering into collaborations, strategic alliances, or license agreements with third parties and/or additional public or private debt and/or equity financings. The Company has had and continues to provide, what the Company believes to be favorable development milestones to the market and has upcoming development milestones.

Conference Call and Webcast
The conference call is scheduled to begin at 8:00 AM EST today, November 14, 2023. Participants should dial 877-407-3088 (United States) or 201-389-0927 (International) and reference conference ID 13741454. To access the webcast, please use the following link. The event will be archived in the investor relations section of PDS Biotech’s website for six months.

1 Baumi J, et al. J Clin Oncol 2017:1542-49 and Morris VK, et al. Lancet Oncol 2017;18:446-53.

2Ferris R.L., Nivolumab for Recurrent Squamous-Cell Carcinoma of the Head and Neck; N Engl J Med 2016; 375:1856-1867; Burtness B et al., Pembrolizumab alone or with chemotherapy versus cetuximab with chemotherapy for recurrent or metastatic squamous cell carcinoma of the head and neck (KEYNOTE- 048): a randomized, open-label phase 3 study; Lancet 2019; 394(10212):1915-1928. *No control or comparative studies have been conducted between immune checkpoint inhibitors and PDS0101.
https://www.opdivo.com/head-and-neck-cancer
https://www.keytruda.com/head-and-neck-cancer/keytruda-clinical-trials/

3 Strauss J et al. Journal for ImmunoTherapyof Cancer 2020;8:e001395

About PDB Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS01ADC, and Infectimune® T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and plan to advance into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in the first quarter 2024. Our Infectimune® based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101
PDS0101, PDS Biotech’s lead candidate, is a novel investigational human papillomavirus (HPV)-targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. PDS0101 is given by subcutaneous injection alone or in combination with other immunotherapies and cancer treatments. In a Phase 1 study of PDS0101 in monotherapy, the treatment demonstrated the ability to generate multifunctional HPV16-targeted CD8 and CD4 T cells with minimal toxicity. Interim data suggests PDS0101 generates clinically active immune responses, and the combination of PDS0101 with other treatments can demonstrate significant disease control by reducing or shrinking tumors, delaying disease progression and/or prolonging survival. The combination of PDS0101 with other treatments does not appear to compound the toxicity of other agents.

About PDS01ADC
PDS01ADC, formerly PDS0301, is a novel investigational tumor-targeting antibody drug conjugate of Interleukin 12 (IL-12) that enhances the proliferation, potency and longevity of T cells and natural killer cells in the tumor microenvironment. PDS01ADC is given by subcutaneous injection and is designed to improve the safety profile of IL-12 and to enhance the anti-tumor response.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; the Company’s ability to continue as a going concern; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® and Infectimune® are registered trademarks of PDS Biotechnology Corporation. KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contact:
Gina Cestari
6 Degrees
Phone: +1 (917) 797-7904
Email: gcestari@6degreespr.com

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	September 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$54,251,387	$73,820,160
Prepaid expenses and other assets	2,587,025	2,660,230
Total current assets	56,838,412	76,480,390

Property and equipment, net	138,866	-
Financing lease right-of-use assets	210,543	374,888
Operating lease right-of-use asset	-	152,645

Total assets	$57,187,821	$77,007,923

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,366,564	$1,219,287
Accrued expenses	3,732,727	8,313,708
Financing lease obligation-short term	54,537	56,612
Operating lease obligation-short term	-	231,429
Total current liabilities	9,153,828	9,821,036

Noncurrent liabilities:
Note payable, net of debt discount	23,412,764	23,020,844
Financing lease obligation-long term	137,401	164,013
Total liabilities:	$32,703,993	$33,005,893

STOCKHOLDERS' EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at September 30, 2023 and December 31, 2022, 31,007,763 shares and 30,170,317 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	10,233	9,956
Additional paid-in capital	158,075,994	145,550,491
Accumulated deficit	(133,602,399)	(101,558,417)
Total stockholders' equity	24,483,828	44,002,030

Total liabilities and stockholders' equity	$57,187,821	$77,007,923

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development expenses	$6,448,528	$4,352,987	$20,297,066	$13,275,947
General and administrative expenses	4,071,158	2,926,209	12,341,207	9,575,122
Total operating expenses	10,519,686	7,279,196	32,638,273	22,851,069

Loss from operations	(10,519,686)	(7,279,196)	(32,638,273)	(22,851,069)

Interest income (expenses), net
Interest income	739,404	252,073	2,219,399	332,318
Interest expense	(1,068,887)	(397,327)	(3,031,129)	(397,326)
Interest income (expenses), net	(329,483)	(145,254)	(811,730)	(65,008)

Loss before income taxes	(10,849,169)	(7,424,450)	(33,450,003)	(22,916,077)
Benefit for income taxes	-	-	1,406,021	1,198,905
Net loss and comprehensive loss	(10,849,169)	(7,424,450)	(32,043,982)	(21,717,172)

Per share information:
Net loss per share, basic and diluted	$(0.35)	$(0.26)	$(1.04)	$(0.76)

Weighted average common shares outstanding, basic, and diluted	30,910,520	28,458,688	30,715,458	28,452,997

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(32,043,982)	$(21,717,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	6,259,464	3,821,923
Issuance of shares in consulting agreement	610,000	-
Amortization of debt discount	391,920	72,722
Depreciation expense	12,624	86
Operating lease expense	160,685	180,772
Finance lease depreciation expense	30,297	37,417
Changes in assets and liabilities:
Prepaid expenses and other assets	73,205	(1,171,337)
Finance lease right-of-use asset	-	(306,487)
Accounts payable	4,147,277	727,987
Accrued expenses	(4,580,981)	240,799
Finance lease liabilities	-	138,402
Operating lease liabilities	(239,469)	(205,885)
Net cash used in operating activities	(25,178,960)	(18,180,773)

Cash Flows from financing activities:

Proceeds from issuance of note payable	-	25,000,000
Payment for debt issuance costs	-	(449,329)
Proceeds from exercise of stock options	8,849	29,917
Payments of finance lease obligations	(46,129)	-
Proceeds from issuance of common stock, net of issuance costs	5,647,467	-
Net cash provided by financing activities	5,610,187	24,580,588

Net increase in cash and cash equivalents	(19,568,773)	6,399,815
Cash and cash equivalents at beginning of period	73,820,160	65,242,622

Cash and cash equivalents at the end of period	$54,251,387	$71,642,437